Exhibit 99.1

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports Third Quarter Results

Easton, Maryland (10/25/2006)- Shore Bancshares, Inc. (NASDAQ - SHBI) reported third quarter earnings of $3.2 million or $0.38 per diluted share, up 1.8% from $3.1 million or $0.37 per diluted share for the third quarter of 2005. Net income for the nine-month period ended September 30, 2006 was $10.5 million or $1.25 per diluted share, a 7.7% increase over earnings of $9.7 million or $1.17 per diluted share for the first nine months of 2005.

“We are pleased to report an overall increase in earnings for the quarter and the nine months. Net interest income growth was healthy during the quarter, as was noninterest income,” said W. Moorhead Vermilye, President and Chief Executive Officer. “Despite a decline in the net interest margin resulting from increased funding costs during the third quarter, our year-to-date margin has held up well at 4.80% for the nine months ended September 20, 2006, compared to 4.65% for the same period in 2005. While we did see slower loan demand during the third quarter, our loan growth has continued to be both strong and steady in every quarter to date. Accordingly, we added to our provision for loan losses to maintain our historically conservative coverage levels in step with this ongoing loan growth.”

The Company’s return on average assets for the nine months ended September 30, 2006 was 1.60%, compared to 1.59% for the same period last year. The return on average stockholders’ equity was 13.22% for the nine months ended September 30, 2006, compared to 13.47% for the same quarter last year.

At September 30, 2006, total assets were $934.3 million, total deposits were $766.9 million, and total stockholders’ equity was $109.2 million, compared to $851.6 million, $705 million, and $101.4 million, respectively, at December 31, 2005. The increase in total assets of $83 million since December 31, 2005 was primarily related to loan growth. Loans increased $58 million during the first nine months of 2006, totaling $685.7 million at September 30, 2006.

Review of Financial Results for the Quarter
Net interest income for the third quarter of 2006 was $9.9 million, an increase of 9.2% over the $9.1 million earned during the same period last year. An increased volume of earning assets, concentrated in loans, as well as higher overall yields was the reason for the growth in net interest income. The Company’s net interest margin for the quarter ended September 30, 2006 declined 12 basis points to 4.62% when compared to the same period in 2005. The market for deposits remained competitive throughout the third quarter of 2006 resulting in higher rates paid for interest bearing deposits. The cost of interest bearing liabilities increased 114 basis points to 3.19% for the quarter ended September 30, 2006 when compared to the same quarter in 2005.

The provision for credit losses for the three-month periods ended September 30, 2006 and 2005 was $416,000 and $220,000, respectively. Net charge-offs were $135,000 and $100,000 for the three months ended September 30, 2006 and 2005, respectively. The increase in the provision for the third quarter of 2006 when compared to the same period last year is the result of an increase in nonaccrual loans and growth of the loan portfolio. Management believes that the provision for credit losses and the resulting allowance are adequate at September 30, 2006.

Noninterest income for the third quarter of 2006 improved by $330,000 to $2.9 million when compared to the third quarter of 2005. Increases in service charges, insurance agency commissions and other noninterest income all contributed to the growth.

Noninterest expense for the third quarter of 2006 increased $814,000 to $7.2 million when compared to the third quarter of 2005. The increase was attributable to increased salaries and benefits costs of $501,000, occupancy and equipment expense of $107,000, data processing expense of $52,000 and other operating expenses of $154,000. During the third quarter of 2006, the Company hired a new CEO for The Talbot Bank of Easton, Maryland, the Company’s largest bank subsidiary. In addition to increases in salary and benefits related to this change, the Company also experienced higher costs related to incentive compensation, increased staffing for a new branch, and the expansion of the secondary market mortgage division. Other increases in expenses, including occupancy and data processing costs, relate to overall growth of the Company.

Review of Nine-Month Financial Results
Net interest income for the first nine months of 2006 increased 12.1% or $3.2 million to $29.2 million when compared to the first nine months of 2005. The increase is the result of growth in earning assets, concentrated in the loan portfolio, as well as an increase in the overall net interest margin driven by increased loan yields. Despite an increase in the overall cost of interest bearing liabilities from 1.86% at September 30, 2005 to 2.68% at September 30, 2006, the Company’s net interest margin increased from 4.65% for the nine months ended September 30, 2005 to 4.80% for the nine months ended September 30, 2006.

The provision for credit losses for the nine-month periods ended September 30, 2006 and 2005 was $967,000 and $580,000, respectively. Net charge-offs were $360,000 and $292,000 for the nine months ended September 30, 2006 and 2005, respectively. The increased provision relates to an increase in nonaccrual loans and the overall growth of the loan portfolio.

Noninterest income for the nine months ended September 30, 2006 totaled $9.9 million, an increase of 13.2% when compared to $8.8 million for the same period in 2005. Service charge income increased $245,000, insurance agency commissions increased $421,000 and other noninterest income increased $543,000 when compared to the same nine-month period in 2005. The increase in other noninterest income is primarily attributable to trust and investment management fee increases of approximately $221,000 due to growth in assets under management, increased commission income from mortgages originated for the secondary market of $102,000 and gains on life insurance policies of approximately $174,000 relating to a deferred compensation plan. We began trust operations in the third quarter of 2005.

Noninterest expense for the nine months ended September 30, 2006 increased $2.6 million or 13.7% to $21.3 million when compared to the same period in 2005. The majority of the increase relates to salary and benefit increases totaling $1.6 million that resulted primarily from the expansion of services and new branch locations. Other noninterest expenses increased $584,000, also as a result of overall growth.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

For further information contact: W. Moorhead Vermilye, President and CEO

Financial Highlights
(Dollars in thousands, except share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006	2005	% Change	2006	2005	% Change
PROFITABILITY FOR THE PERIOD:
Net interest income	$9,902	$9,065	9.2%	$29,225	$26,072	12.1%
Provision for loan and lease losses	416	220	89.1%	967	580	66.7%
Noninterest income	2,888	2,558	12.9%	9,913	8,758	13.2%
Noninterest expense	7,207	6,393	12.7%	21,345	18,765	13.7%
Income before income taxes	5,167	5,010	3.1%	16,826	15,485	8.7%
Income Taxes	1,968	1,868	5.4%	6,325	5,736	10.3%
Net income	3,199	3,142	1.8%	10,501	9,749	7.7%
Return on average assets	1.40%	1.51%	-7.1%	1.60%	1.59%	0.1%
Return on average equity	11.84%	12.68%	-6.6%	13.22%	13.47%	-1.9%
Net interest margin	4.62%	4.74%	-2.5%	4.80%	4.65%	3.2%
Efficiency ratio	55.68%	54.27%	2.6%	53.89%	53.15%	1.4%

PER SHARE DATA: (1)
Basic net income	$0.38	$0.38	0.0%	$1.26	$1.17	7.7%
Diluted net income	$0.38	$0.37	2.7%	$1.25	$1.17	6.8%
Dividends declared	$0.15	$0.14	7.1%	$0.44	$0.39	12.8%
Book Value	$13.04	$11.98	8.8%	$13.04	$11.98	8.8%
Tangible book value	$11.41	$10.31	10.7%	$11.41	$10.31	10.7%
Average fully diluted shares	8,396,437	8,367,316	0.3%	8,391,545	8,348,407	0.5%

AT PERIOD-END:
Assets	$934,337	$841,652	11.0%	$934,337	$841,652	11.0%
Deposits	$766,940	$701,971	9.3%	$766,940	$701,971	9.3%
Loans and leases	$685,659	$611,839	12.1%	$685,659	$611,839	12.1%
Securities	$125,391	$126,764	-1.1%	$125,391	$126,764	-1.1%
Stockholders' equity	$109,207	$99,680	9.6%	$109,207	$99,680	9.6%

CAPITAL AND CREDIT QUALITY RATIOS:
Average equity to average assets	11.81%	11.88%		12.08%	11.84%
Allowance for loan and lease losses to loans and leases	0.85%	0.81%		0.85%	0.81%
Nonperforming assets to total assets	0.39%	0.15%		0.39%	0.15%
Annualized net (charge-offs) recoveries to average loan and leases	0.08%	0.07%		0.07%	0.06%

(1) All per share data has been adjusted to give retroactive effect of a 3 for 2 stock split in the form of a stock dividend declared on May 4, 2006.

Consolidated Balance Sheets
(Dollars in thousands, except share data)
	September 30,	September 30,	December 31,
	2006	2005	2005
ASSETS
Cash and due from banks	$19,170	$27,329	$28,990
Federal funds sold	46,423	36,814	25,401
Interest-bearing deposits with banks	21,482	4,418	13,068
Investments available-for-sale (at fair value)	111,400	111,912	106,160
Investments held-to-maturity	13,991	14,852	14,911

Total loans and leases	685,659	611,839	627,463
Less: allowance for loan and lease losses	(5,843)	(4,980)	(5,236)
Net loans and leases	679,816	606,859	622,227

Premises and equipment, net	15,945	14,200	15,187
Accrued interest receivable	5,225	3,993	3,897
Goodwill	11,939	11,939	11,939
Other intangible assets, net	1,653	1,990	1,906
Other assets	7,293	7,346	7,952

Total assets	$934,337	$841,652	$851,638

LIABILITIES
Noninterest-bearing deposits	115,785	110,538	113,244
Interest-bearing deposits	651,155	591,433	591,714

Total deposits	766,940	701,971	704,958

Short-term borrowings	27,314	29,832	35,848
Other long-term borrowings	25,000	5,000	4,000
Accrued interest payable and other liabilities	5,876	5,169	5,384

Total liabilities	825,130	741,972	750,190

STOCKHOLDER'S EQUITY
Common stock -- par value $0.01; shares authorized 35,000,000; shares issued and outstanding 8,376,537;	84	55	55
Additional paid in capital	29,560	28,789	29,014
Retained earnings	80,483	71,668	73,642
Accumulated other comprehensive income	(920)	(832)	(1,263)
Total stockholder's equity	109,207	99,680	101,448

Total liabilities and stockholder's equity	$934,337	$841,652	$851,638

Consolidated Statements of Income
(Dollars in thousands, except share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Interest Income:
Interest and fees on loans and leases	$13,375	$10,779	$37,311	$30,573
Interest on deposits with banks	252	9	494	20
Interest and dividends on securities:
Taxable	1,160	979	3,225	2,788
Exempt from federal income taxes	138	142	416	435
Interest on federal funds sold	443	327	930	717
Total interest income	15,368	12,236	42,376	34,533

Interest expense:
Interest on deposits	4,858	2,969	11,818	7,927
Interest on short-term borrowings	267	202	769	534
Interest on long-term borrowings	341	0	564	0

Total interest expense	5,466	3,171	13,151	8,461
Net interest income	9,902	9,065	29,225	26,072
Provision for loan and lease losses	416	220	967	580
Net interest income after provision for loan and lease losses	9,486	8,845	28,258	25,492

Noninterest income:
Securities gains (losses)	3	0	3	58
Service charges on deposit accounts	799	788	2,322	2,077
Insurance agency commissions	1,423	1,206	5,415	4,994
Other income	663	564	2,173	1,629
Total noninterest income	2,888	2,558	9,913	8,758
Noninterest expenses:
Salaries and employee benefits	4,466	3,965	13,329	11,680
Occupancy expense of premises	435	377	1,234	1,148
Equipment expenses	367	318	1,008	839
Data processing	401	349	1,173	1,051
Directors' fees	108	118	407	437
Amortization of intangible assets	85	85	253	253
Other expenses	1,345	1,181	3,941	3,357
Total noninterest expense	7,207	6,393	21,345	18,765

Income before income taxes	5,167	5,010	16,826	15,485
Income tax expense	1,968	1,868	6,325	5,736

Net income	$3,199	$3,142	$10,501	$9,749

Basic net income per share (1)	$0.38	$0.38	$1.26	$1.17
Diluted net income per share (1)	$0.38	$0.37	$1.25	$1.17
Dividends declared per share (1)	$0.15	$0.14	$0.44	$0.39

(1) All per share data has been adjusted to give retroactive effect of a 3 for 2 stock split in the form of a stock dividend declared on May 4, 2006.